EXHIBIT 1

Names of Reporting Persons

1	.	Martha R, Ingram

2	.	Orrin H. Ingram, II

3	.	John R. Ingram

4	.	QTIP Marital Trust Created Under the E. Bronson Ingram Revocable Trust Agreement Dated January 4, 1995

5	.	E. Bronson Ingram 1994 Charitable Lead Annuity Trust

6	.	Trust for Orrin Henry Ingram, II, Under Agreement with Hortense B. Ingram Dated December 22, 1975

7	.	The Orrin H. Ingram Irrevocable Trust Dated July 9, 1992

8	.	Trust for The Benefit of Orrin H. Ingram Established by Martha R. Rivers Under Agreement of Trust Originally Dated April 30, 1982, as Amended

9	.	The Orrin and Sara Ingram Family 1997 Generation Skipping Trust

10	.	Trust for John Rivers Ingram, Under Agreement with Hortense B. Ingram Dated December 22, 1975

11	.	The John R. Ingram Irrevocable Trust Dated July 9, 1992

12	.	Trust for the Benefit of John R. Ingram Established by Martha R. Rivers Under Agreement of Trust Originally Dated April 30, 1982, as Amended

13	.	The John and Stephanie Ingram Family 1996 Generation Skipping Trust

14	.	The John Rivers Ingram Annuity Trust 2003

15	.	The John Rivers Ingram Annuity Trust 2004

16	.	The Alexa Davol Chapman Trust U/A/D 07/24/02

17	.	The Christina Currey Chapman Trust U/A/D 07/24/02

18	.	The Martha Hampton Ingram Trust U/A/D 07/24/02

19		The Lucas Rivers Ingram Trust U/A/D 07/24/02

20		SunTrust Bank, Atlanta